Exhibit 99.1

AMENDED AND RESTATED LEASE AGREEMENT

between

500 GRANT STREET ASSOCIATES LIMITED PARTNERSHIP,

as Lessor

and

MELLON BANK, N.A.,

as Lessee

Dated as of December 29, 2004, amending and restating that certain Lease Agreement dated as of February 1, 1983 and amended as of November 1, 1983.

Location:	City of Pittsburgh
Commonwealth of Pennsylvania

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	LEASE OF PREMISES
Section 1.01.	Title And Condition	2
Section 1.02.	Use	2
Section 1.03.	Terms	3
Section 1.04.	Rent	3
Section 1.05.	Lease Superior	4
	ARTICLE 2
	NET LEASE
Section 2.01.	Net Lease	4
Section 2.02.	Taxes and Assessments; Compliance with Law	5
Section 2.03.	Liens	7
Section 2.04.	Indemnification	7
Section 2.05.	Maintenance and Repair	8
Section 2.06.	Permitted Contests	8
Section 2.07.	Performance of Land Lease	9
	ARTICLE 3
	PROCEDURE UPON PURCHASE
Section 3.01.	Procedure upon Purchase	10
Section 3.02.	Condemnation and Casualty	11
Section 3.03.	Insurance	17
Section 3.04.	Alterations	19
Section 3.05.	Purchase Option	20
Section 3.06.	Property to be Conveyed	21
	ARTICLE 4
	ASSIGNMENT AND SUBLETTING
Section 4.01.	Assignment and Subletting	22
	ARTICLE 5
	CONDITIONAL LIMITATIONS
Section 5.01.	Default Provisions	24
Section 5.02.	Additional Rights of Lessor	27

ii

AMENDED AND RESTATED LEASE AGREEMENT, dated as of December 29, 2004 (the “Lease”), amending and restating the Lease Agreement dated as of February 1, 1983, as amended as of November 1, 1983, between 500 GRANT STREET ASSOCIATES LIMITED PARTNERSHIP, a Connecticut limited partnership (herein, together with its successors and assigns as assignee hereunder, called “Lessor”), having an address c/o Grant Holdings, Inc, c/o Philip Morris Capital Corporation, 225 High Ridge Road, Suite 300 West, Stamford, Connecticut 06905 and MELLON BANK, N.A., a national banking association (herein, together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called “Lessee”), having an address at Two Mellon Center, Suite 975, Pittsburgh, Pennsylvania 15259-0001.

W I T N E S S E T H:

WHEREAS, Lessor and Lessee are parties to that certain Lease Agreement (the “Lease”) dated as of February 1, 1983, and amended as of November 1, 1983 (the “Original Lease”);

WHEREAS, Lessor and Lessee executed and delivered that certain Memorandum of Lease Agreement and Modification and Contingency Agreement dated as of February 1, 1983, recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Volume 6610, page 169 as an exhibit to that certain Deed dated February 1, 1983, from United States Steel Corporation to 500 Grant Street Associates Limited Partnership and Mellon Bank, N.A., recorded February 17, 1983 in Deed Book Volume 6610, Page 155;

WHEREAS, the commencement date of the Original Lease was February 16, 1983, (the “Commencement Date”);

WHEREAS, Lessee is the owner of a remainder interest (as such, “Remainderman”) in a certain parcel of land described in Schedule A (the “Land”);

WHEREAS, the Lessor is the owner of an estate for years in the Land which will terminate on January 1, 2010 (the “Termination Date”) and holds an option, pursuant to an Amended and Restated Option to Lease and Subordination Agreement of even date herewith (the “Option Agreement”), to lease the Land from Remainderman pursuant to the terms of the form of Land Lease annexed to the Option Agreement, with the term thereof (if such option is exercised by Lessor) commencing January 2, 2010 (the “Land Lease”), between Remainderman, as lessor, and the Lessor, as lessee;

WHEREAS, the Lessor is the owner in fee of the building (the “Building”) and other improvements now or hereafter located on the Land;

WHEREAS, Lessor and Lessee desire to amend and restate the Lease in its entirety to reflect certain agreements between them.

NOW, THEREFORE, in consideration of the premises, and in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to amend and restate the Lease in its entirety as follows:

ARTICLE 1

LEASE OF PREMISES

Section 1.01. Title And Condition. In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the “Premises”) consisting of (i) Lessor’s interest in the Land, (ii) all buildings and other improvements (including, without limitation, the attachments and other affixed property) now or hereafter located on the Land (the “Improvements”) and (iii) the respective easements, rights and appurtenances relating to the Land and the Improvements, including, without limitation, the agreements, if any, set forth in Schedule A hereto, to have and to hold said Premises for the Term (as hereinafter defined) hereof, and subject to the covenants, conditions and agreements set forth in this Lease.

The Premises are leased to Lessee in the condition existing as of the Commencement Date without representation or warranty by Lessor and subject to the rights of parties in possession as of the Commencement Date, to the state of title existing as of the Commencement Date, to all applicable Legal Requirements (as defined in Section 2.02(b)) now or hereafter in effect and, in addition, to Permitted Exceptions listed in Schedule A. Prior to the Commencement Date, Lessee examined the Premises and title to the Premises and found all of the same satisfactory for the purpose of this Lease. Lessee agrees that Lessor shall have no liability whatsoever to Lessee in respect of or arising out of the construction of the Improvements.

Section 1.02. Use. Lessee may use the Premises for any lawful purpose. As long as no event of default has occurred and is continuing hereunder, Lessor warrants that Lessor shall not interfere with the peaceful and quiet occupation and enjoyment of the Premises by Lessee; provided that Lessor and its agents and designees, upon reasonable notice to Lessee, which after the Bond Date (as hereinafter defined) shall be deemed to mean at least 24 hours notice to Lessee, unless an event of default hereunder shall have occurred and be continuing or an emergency exists, may enter upon and examine the Premises at reasonable times, which after the Bond Date shall be deemed to mean during business hours (unless an event of default hereunder shall have occurred and be continuing or an emergency exists), and show the Premises to prospective purchasers, mortgagees (whether one or more, the “Mortgagee”) under any mortgage, deed of trust or similar security instrument creating a lien on the interests of Lessor in the Premises (whether one or more, the “Mortgage”) or to prospective lessees as long as such examination or showing shall not unreasonably interfere with the business operations of Lessee on the Premises, provided that, after the Bond Date, Lessor may only enter the Premises (i) if to show the same to prospective lessees, during the last twenty-four (24) months of the Term, and (ii) as long as Lessor is accompanied by a representative of Lessee, which representative Lessee shall make available to Lessor. Lessee shall be entitled, during the term of this Lease, to name the Premises. The “Bond Date” shall mean the day on which the principal of, and interest on, all notes issued by Lessor, secured by a mortgage on the Premises and outstanding on December 29, 2004 are paid in full.

Section 1.03. Terms. The Premises are leased for an initial term (the “Initial Term”), an interim term (the “Interim Term”), a primary term (the “Primary Term”), a basic term (the “Basic Term”) and, at Lessee’s option, for one additional term of five years (the “Extended Term”) unless and until the term of this Lease shall expire or be terminated pursuant to any provision hereof. The Initial Term, the Interim Term, the Primary Term, the Basic Term and the Extended Term shall be collectively referred to as the “Term” and shall commence and expire on the dates set forth in Schedule B. If Lessee wishes to extend the Term pursuant to this Lease, Lessee shall exercise its option to extend the Term of this Lease for the Extended Term by giving notice thereof to Lessor not less than twenty-four (24) months prior to the expiration of the Basic Term. Lessor shall have no liability to Lessee, and Lessee expressly waives any and all rights or claims against Lessor, and agrees not to assert any right or claim against Lessor, for any loss, cost, expense, damage (consequential or otherwise), indemnification, reimbursement or otherwise, at law or in equity (including for specific performance), if Lessee is unable to continue in possession of the Premises pursuant to the terms of this Lease solely because the Remainderman fails to enter into the Land Lease to the Lessor in breach of Remainderman’s obligation under the Option Agreement, or because Remainderman breaches the terms of the Land Lease, in each case for any reason and only if Remainderman is an affiliate of Lessee at the time of such failure or breach.

Section 1.04. Rent. (a) Lessee shall pay to Lessor in lawful money of the United States as fixed rent for the Premises the amounts set forth in Schedule B (the “Basic Rent”) on the dates set forth therein (the “Payment Dates”) at Lessor’s address as set forth above or at such other address or to such other person as Lessor from time to time may designate to Lessee by written notice pursuant to Section 6.01 hereof.

(b) All amounts which Lessee is required to pay pursuant to this Lease (other than Basic Rent, amounts payable upon purchase of the Premises, amounts payable for additions to and alterations of the Improvements pursuant to Section 3.04, amounts payable for restoration of the Improvements pursuant to Section 3.02 and amounts payable as liquidated damages pursuant to Section 5.01), together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent (the “Additional Rent”). Subject to Lessee’s cure rights under Section 5.01(a) hereof, if Lessee shall fail to pay any Basic Rent, Additional Rent or any other sum payable hereunder when the same shall become due, Lessor shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of any Basic Rent which is then due and payable and shall, except as expressly provided herein, have the right to pay the same on behalf of Lessee. Lessee shall pay to Lessor interest at the rate of 13.5% per annum, provided that, after the Bond Date, the interest rate shall be at a rate per annum equal to the greater of (i) the overdue rate up to 13.5% per annum then applicable on any notes secured by any Mortgage on the Premises (or in the event that multiple mortgage notes are then outstanding that bear different overdue rates, the weighted average of such overdue rates) and (ii) three percentage points above the then current Base Rate (or the maximum amount which is not prohibited by law, whichever is less) on all overdue Basic Rent from the due date for payment thereof until paid, and on all overdue Additional Rent and other sums payable hereunder, in each case paid by Lessor on behalf of Lessee, from the date of payment by Lessor until repaid by Lessee. Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, Additional Rent and any other sum due hereunder when due and payable, without notice or demand. The “Base Rate” shall mean the rate of interest publicly announced from time to time by Citibank, N.A. or its successor as its “base rate” (or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its “base rate”).

Section 1.05. Lease Superior. This Lease and the rights of Lessee hereunder are and shall be superior to each and any mortgage or deed of trust or security agreement or collateral assignment and any restatements, renewals, increases, supplements, modifications, consolidations, spreaders, replacements, substitutions thereof, now or at any time encumbering all or any part of the Property or Lessor’s interest therein.

ARTICLE 2

NET LEASE

Section 2.01. Net Lease. (a) This Lease is a net lease and, any present or future law to the contrary notwithstanding, shall not terminate except as otherwise expressly provided herein. Lessee shall not be entitled to any abatement or reduction (except as otherwise expressly provided herein), set-off, counterclaim, defense or deduction with respect to any Basic Rent, Additional Rent or other sums payable hereunder, nor shall the obligations of Lessee hereunder be affected, by reason of: any damage to or destruction of the Premises or any part thereof; any taking of the Premises or any part thereof by condemnation or otherwise; any prohibition, limitation, restriction or prevention of Lessee’s use, occupancy or enjoyment of the Premises, or any interference with such use, occupancy or enjoyment by any person; any eviction by paramount title or otherwise; any default by Lessor hereunder or under any other agreement; the impossibility or illegality of performance by Lessor, Lessee or both; any action of any governmental authority; or any other cause whether similar or dissimilar to the foregoing. No failure by Lessor to comply with any provision hereof during the Term shall give Lessee any right to cancel or terminate this Lease or to abate, reduce or make a deduction from or offset against the Basic Rent or Additional Rent or any other sum payable under this Lease or to fail to perform any other obligation of Lessee hereunder, but Lessee’s remedies and causes of action against Lessor in the event of a breach of any covenant hereunder shall not be otherwise restricted. The parties intend that the obligations of Lessee hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

(b) Lessee shall remain obligated under this Lease in accordance with its terms and, shall not take any action to terminate, rescind or avoid this Lease notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

(c) Except as otherwise provided herein, Lessee waives all rights to terminate or surrender this Lease, or to any abatement or deferment of Basic Rent, Additional Rent or other sums payable hereunder.

Section 2.02. Taxes and Assessments; Compliance with Law. (a) Except as otherwise provided herein, Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, together with any interest and penalties, which are, at any time prior to or during the Term hereof, imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, Additional Rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; (iv) all charges of utilities, communications and similar services serving the Premises; and (v) any tax payable upon the execution, delivery or recording of the Land Lease (or memorandum thereof) or upon the commencement of any term of such Land Lease. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Lessor (other than any tax referred to in clause (ii) above) unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 2.02(a), provided that, if at any time during the Term of this Lease the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor or the Remainderman a capital levy or other tax directly on the rents received therefrom or upon the value of the Premises or any present or any future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, but only to the extent that such levies or taxes would be payable if the Premises were the only property of Lessor or Remainderman, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments and, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable during the term hereof. After the Bond Date, promptly upon the expiration or earlier termination of this Lease (other than that as a result of an event of default), Lessor shall pay to Lessee that portion of all sums that shall have been paid by Lessee pursuant to this Section 2.02 and that are allocable to any period beyond the date of such expiration or earlier termination less, up to such amount, of any amount due by Lessee to Lessor at such time, and Lessee shall pay to Lessor that portion of all such sums as shall be allocable to the period up to and including the date of such expiration or earlier termination and that shall not have been paid by Lessee.

(b) Lessee, subject to its rights under Section 2.06 hereof, shall comply with, and cause the Premises to comply with, and shall assume all obligations and liabilities with respect to, (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated applicable to the Premises or the ownership, operation, use or possession thereof (collectively, “Legal Requirements”) and (ii) all contracts (including insurance policies (which, after the Bond Date, shall include only insurance policies purchased by or on behalf of Lessee or its affiliates) including without limitation, to the extent necessary to prevent cancellation thereof and to ensure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises (but, after the Bond Date, shall exclude any Mortgage or contract entered into by Lessor on or after the date of this Lease and to which Lessee is not a party and has not otherwise consented) or the ownership, operation, use or possession thereof, including but not limited to all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes.

Section 2.03. Liens. Lessee will promptly remove and discharge, any charge, lien, security interest or encumbrance upon the Premises or any Basic Rent, Additional Rent or other sums payable hereunder which arises for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Schedule A and (ii) any mortgage, charge, lien, security interest or encumbrance created by Lessor or (provided that Remainderman and Lessee are not the same party or affiliates of each other) Remainderman which is not either requested by or joined in by Lessee. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises. For purposes of this Lease, the term “affiliate” shall have the meaning ascribed to such term in the Securities Act of 1933, as the same may hereinafter be amended from time to time.

Section 2.04. Indemnification. Lessee shall defend all actions against Lessor, Remainderman, or any partner, officer, director or shareholder of Lessor, of Remainderman or of any partner of Lessor or Remainderman (herein, collectively, “Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless each Indemnified Party from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) to which such Indemnified Party is subject because of Lessor’s or Remainderman’s estate in the Premises (other than any liability, loss, damage, cost, expense, cause of action, suit, claim, demand or judgment arising from any affirmative action by Lessor or by any failure by Lessor to act where it had an affirmative duty to act under the terms of this Lease, unless such action is taken or inaction occurs with the consent or at the request of Lessee and except as otherwise provided in Section 2.02(a) hereof), or (b) arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, (ii) violation of this Lease by Lessee, (iii) any act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees, and (iv) any contest referred to in Section 2.06. This Section shall survive the expiration or earlier termination of this Lease.

Section 2.05. Maintenance and Repair. (a) Lessee, at its own expense, will maintain all parts of the Premises in good repair and condition, except for ordinary wear and tear, and will take all action and will make all structural and non-structural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition, ordinary wear and tear excepted. Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to (x) require Lessor to maintain, repair or rebuild all or any part of the Premises, or (y) make repairs at the expense of Lessor.

(b) In the event that all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor and Mortgagee (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception contained in Schedule A) or of Lessor and any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.

Section 2.06. Permitted Contests. Lessee shall not be required, nor shall Lessor have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent (except Basic Rent, Additional Rent or other sums due hereunder, in each case payable to or upon the order of Lessor), charge, lien or encumbrance, or to comply with any Legal Requirements applicable to the Premises or the use thereof, as long as Lessee shall contest in good faith and with due diligence the existence, amount or validity thereof by appropriate proceedings which shall prevent the collection of or other realization upon the tax, assessment, levy, fee, rent, charge, lien or encumbrance so contested, and which also shall prevent the sale, forfeiture or loss of the Premises or any portion thereof or any Basic Rent, Additional Rent or any other sums required to be paid by Lessee hereunder, to satisfy the same or Legal Requirements, and which shall not affect the payment of any Basic Rent, Additional Rent or other sums required to be paid by Lessee hereunder; provided that such contest shall not subject Lessor to the risk of any criminal liability or any material civil liability. Lessee shall notify Lessor of any such contest prior to Lessee commencing the same, stating in reasonable detail the charge or requirement to be contested and the basis for Lessee’s contest thereof and shall provide periodic status reports of such contest. Lessee shall give such reasonable security as may be demanded by Lessor to ensure ultimate payment of such tax, assessment, levy, fee, rent, charge, lien or encumbrance and compliance with Legal Requirements and to prevent any sale or forfeiture of the Premises or any portion thereof, any Basic Rent, Additional Rent or other sums required to be paid by Lessee hereunder, by reason of such non-payment or noncompliance.

Section 2.07. Performance of Land Lease. (a) Subject to the provisions of Section 2.07(b) hereof, Lessee hereby agrees for the benefit of Lessor that if and when the Land Lease is executed and the term thereof has commenced, Lessee shall be responsible for the payment and performance of all of the obligations of tenant under the Land Lease except the payment of Basic Rent (as defined in the Land Lease), but including, without limitation, (i) the payment of additional rent (as required by the Land Lease) during the Basic Term and any Extended Term, and (ii) the obligation and responsibility for the repair, replacement, insurance, maintenance and operation of the premises demised under the Land Lease. As between Lessee and Lessor, Lessee hereby acknowledges that during the Basic Term and Extended Term, if any, of this Lease Lessor shall not have any responsibility with respect to any of the tenant’s obligations under the Land Lease that are to be performed by the Lessee pursuant to this Section 2.07.

(b) Notwithstanding anything to the contrary contained in Section 2.07(a), (i) Lessee shall not be responsible for the payment or performance of any indemnity obligations of Lessor under the Land Lease or contract claims by Remainderman against Lessor under the Land Lease that arise out of a breach by Lessor of its obligations under the Land Lease that are not caused by Lessee’s failure to perform its obligations under Section 2.07(a) of this Lease or claims that arise out of or are caused by any negligence or intentional misconduct of Lessor or any of Lessor’s employees, agents, invitees or contractors and (ii) Lessee’s obligations under Section 2.07(a) shall be those that arise under the Land Lease in the form of Land Lease annexed as Exhibit B to the Option Agreement without giving effect, solely for purposes of this Section 2.07, to any amendment or modification at any time to such form or to the Land Lease as executed and delivered unless the Lessee has consented to such amendment or modification in writing.

ARTICLE 3

PROCEDURE UPON PURCHASE

Section 3.01. Procedure upon Purchase. (a) If Lessee or its designee shall purchase the Premises pursuant to this Lease, Lessor shall convey or cause to be conveyed title thereto, the state of which shall be at least as good as the state of title which existed in Lessor with respect to its interest in the Premises on the Commencement Date, subject, however, to the condition of the Premises on the date of purchase, all charges, liens, security interests and encumbrances on the Premises and all applicable Legal Requirements, but free of the lien of the Mortgage and of charges, liens, security interests and encumbrances resulting from acts of Lessor which are not either consented to in writing, requested by or joined in by Lessee and Lessee or its designee shall accept such title.

Upon the date fixed for any purchase of the Premises hereunder, Lessee shall pay to Lessor the purchase price therefor specified herein together with all Basic Rent, Additional Rent and other sums then due and payable hereunder to and including such date of purchase and Lessor shall deliver to Lessee a special warranty deed to or other conveyance of the interests in the Premises or portion thereof then being sold to Lessee and any other instruments necessary to convey the title thereto described in Section 3.01(a) and to assign any other property then required to be assigned by Lessor pursuant hereto. In the event that Lessee has exercised its option to purchase pursuant to Section 3.05 and on the date fixed for purchase there has been no determination of the Fair Market Value of the interests in the Premises being purchased pursuant to Section 3.05, Lessee shall pay to Lessor, promptly upon such determination, the amount of the purchase price so determined plus interest thereon at the rate of 9.5% per annum, provided that after the Bond Date, interest shall be a rate per annum equal to the greater of (i) the rate then applicable on any notes secured by a mortgage on the Premises (or in the event that multiple mortgage notes are then outstanding that bear different rates of interest, the weighted average of such rates), and (ii) the then current Base Rate (as defined in Section 1.04) (or the maximum amount which is not prohibited by applicable law, whichever is less) from the date of purchase to the date of payment shall be a lien against the interest in the Premises being purchased. The deed or conveyance shall recite that the interests in the Premises being purchased are deemed impressed with a trust for the payment of the purchase price to be determined in accordance with the provisions of this Lease and upon the payment of such purchase price there shall be executed and delivered to Lessee, in recordable form, a cancellation of such right created by such deed or conveyance with respect to the interests in the Premises being purchased. Lessee shall pay the following closing charges incident to such conveyance and assignment: counsel fees (except for those of Lessor), escrow fees, recording fees, title insurance premiums and all applicable taxes (other than any income or franchise taxes of Lessor or any partner thereof) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments, provided that, after the Bond Date, in connection with a purchase of the Premises by Lessee pursuant to Section 3.05, Lessor and Lessee shall allocate between themselves payment of transfer taxes in the manner customary at the time for sales of office buildings in Pittsburgh. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase and, after the Bond Date, except with respect to obligations and liabilities of Lessor hereunder, actual or contingent, which have arisen on or prior to such completion of purchase.

Section 3.02. Condemnation and Casualty. (a) Condemnation and Casualty Generally. For purposes of this Lease, “Condemnation” shall mean that the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain, “Substantial Condemnation” shall mean a Condemnation that affects all or a substantial portion of the Premises and renders the Premises unsuitable for restoration for continued use and occupancy as an office building with ancillary retail uses and parking, “Casualty” shall mean that the Premises or any part thereof are damaged or destroyed by fire, flood or other casualty, “Substantial Casualty” shall mean a Casualty that affects all or a substantial portion of the Premises and renders the Premises unsuitable for restoration for continued use and occupancy as an office building with ancillary retail uses and parking, “Termination Date” shall mean the Condemnation Termination Date or the Casualty Termination Date, as the case may be, as such terms are defined below, and “Termination Notice” shall mean the Condemnation Termination Notice or the Casualty Termination Notice, as the case may be, as such terms are defined below. All awards, compensations, and insurance payments on account of any Condemnation or Casualty are hereinafter collectively called “Compensation”. Lessor may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation in a Condemnation. Lessor shall collect any Compensation relating to Condemnation and Lessee shall collect any Compensation relating to Casualty. All Compensation shall be applied pursuant to this Section 3.02. All Compensation (less the expense of collecting such Compensation) is herein called the “Net Proceeds.” Lessor shall pay all costs and expenses in connection with each such proceeding, action, negotiation, prosecution and adjustment and shall be reimbursed therefor out of any Compensation received. Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution or adjustment.

(b) Substantial Condemnation or Substantial Casualty During Initial, Interim, Primary and Basic Terms. If a Substantial Condemnation shall occur during the Initial Term, Interim Term, Primary Term or Basic Term of this Lease, then Lessee shall, not later than 90 days after such Condemnation, deliver to Lessor (i) notice (a “Condemnation Termination Notice”) of its intention to terminate this Lease on the next succeeding termination date listed in Schedule C which occurs not less than 160 days after the delivery of such notice (the “Condemnation Termination Date”), (ii) a certificate of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such event is a Substantial Condemnation, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease, provided that, after the Bond Date such documentation referred to in clause (iii) shall be provided only upon Lessor’s reasonable request therefor.

After the Bond Date, if a Substantial Casualty shall occur during the Basic Term of this Lease, Lessee, at its option, may (i) at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Sections 2.04 and 3.04 so as to restore the Premises to the condition and fair market value thereof immediately prior to such occurrence (it being agreed that the determination of fair market value of both the original Premises and the restored Premises shall be made using the market conditions that existed immediately prior to the occurrence of the Substantial Casualty) or (ii) not later than 90 days after such Substantial Casualty, deliver to Lessor (A) notice (a “Casualty Termination Notice”) of its intention to terminate this Lease on the next succeeding termination date listed in Schedule D which occurs not less than 160 days after the delivery of such notice (the “Casualty Termination Date”), (B) a certificate of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such event is a Substantial Casualty and (C) upon Lessor’s reasonable request, documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. After the Bond Date, notwithstanding the foregoing, if Legal Requirements do not permit Lessee to rebuild, replace or repair the Premises to the condition thereof immediately prior to the occurrence of Substantial Casualty, then Lessee shall, at its option, either deliver to Lessor a Casualty Termination Notice or restore as provided above to the greatest extent possible under such Legal Requirements and pay to Lessor the difference between the fair market value of the Premises immediately before the occurrence of the Casualty and the fair market value of the Premises that Lessee is permitted to rebuild, replace or repair, under such Legal Requirements (such determination of fair market value being made using the market conditions that existed immediately prior to such occurrence) with such difference in fair market value to be determined by the Appraisal Procedure (as hereinafter defined).

If Lessee gives a Termination Notice during the Initial Term, Interim Term, Primary Term or Basic Term, such Termination Notice shall constitute an irrevocable offer by Lessee to Lessor to purchase on the Termination Date (i) any remaining portion of the Premises and (ii) the Net Proceeds, if any, payable in connection with such Substantial Casualty (after the Bond Date) or Substantial Condemnation (or the right to receive the same when made, if payment thereof has not yet been made) at a price determined in accordance with Schedule C with respect to a Substantial Condemnation and, after the Bond Date, at a price determined in accordance with Schedule D with respect to a Substantial Casualty. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer. If Lessor shall reject such offer, it shall do so by notice given to Lessee not later than the 15th day prior to the Termination Date, and in such event, this Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Lessor (after the Bond Date) and Lessee hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Lessee of all Basic Rent, Additional Rent (after the Bond Date) and other sums then due and payable hereunder to and including the Termination Date or upon refund by Lessor of such Basic Rent and Additional Rent as shall have been paid by Lessee with respect to any period after the Termination Date and the Net Proceeds shall belong to Lessor and if Lessee shall have received the Net Proceeds, Lessee shall pay them to Lessor. If Lessor shall accept, or be deemed to have accepted, Lessee’s offer, then on the Termination Date, Lessor shall convey to Lessee or its designee the remaining portion of the Premises, if any, and Lessor shall assign to Lessee or its designee all its interest in the Net Proceeds pursuant to and upon compliance with Section 3.01 or if Lessor shall have received the Net Proceeds, Lessor shall pay them to Lessee.

(c) Substantial Condemnation or Substantial Casualty during Extended Term. If a Substantial Condemnation or a Substantial Casualty shall occur during the Extended Term then Lessee shall, in the case of a Substantial Condemnation, and may in case of a Substantial Casualty, not less than 90 days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next June 1 or December 1 which occurs not less than 90 days after the delivery of such notice (the “Extended Term Termination Date”), (ii) a certificate of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such event is a Substantial Condemnation or Substantial Casualty, and (iii) upon Lessor’s reasonable request, documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. If, on the Extended Term Termination Date, Lessee shall have paid any Basic Rent or Additional Rent for any period following such date, Lessor shall refund to Lessee all such sums that shall be applicable with respect to any period after the Extended Term Termination Date less, up to such amount, of any amount due by Lessee to Lessor at such time, and Lessee shall pay to Lessor that portion of all such sums that shall be allocable to the period up to and including the date of such expiration or earlier termination and that shall not have been paid by Lessee. This Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Lessor and Lessee hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Lessee of all Basic Rent, Additional Rent and other sums then due and payable hereunder to and including the Termination Date, or upon refund by Lessor of such Basic Rent and Additional Rent as shall have been paid by Lessee with respect to any period after the Termination Date and the Net Proceeds shall belong to Lessor and, if Lessee has received such Net Proceeds, Lessee shall pay over such Net Proceeds to Lessor.

(d) Less than Substantial Condemnation or Substantial Casualty. If, after a Condemnation that does not constitute a Substantial Condemnation or a Casualty with respect to which Lessee does not give a Termination Notice pursuant to Section 3.02(b) or (c), then this Lease shall continue in full effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Sections 2.04 and 3.04 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition and fair market value thereof immediately prior to such occurrence (after the Bond Date, it being agreed that the determination of fair market value of both the original Premises and the restored Premises shall be made using the market conditions that existed immediately prior to the occurrence of the Substantial Casualty). Lessee shall be entitled to receive any Net Proceeds in an amount less than $2,000,000 (provided that after the Bond Date, such amount shall be $10,000,000) and shall apply such Net Proceeds to the rebuilding, replacement and repair of the Premises. If any Net Proceeds relating to a Casualty or Substantial Casualty shall equal $2,000,000 (provided that after the Bond Date, such amount shall be $10,000,000) or more, the same shall be held in trust by Mellon Bank, N.A. and to the extent such Net Proceeds are not then currently required to be paid to Lessee in connection with rebuilding, replacement and repair work, such Net Proceeds shall be held in an interest bearing account at Mellon Bank, N.A. If any Net Proceeds relating to a Condemnation or Substantial Condemnation shall equal $2,000,000 (provided that after the Bond Date, such amount shall be $10,000,000) or more, the same shall be held in trust for Lessor by Mellon Bank, N.A., and to the extent such Net Proceeds are not then currently required to be paid to Lessee in connection with rebuilding, replacement or repair work, such Net Proceeds shall be invested in obligations rated “A” or better by either Standard and Poor’s or Moody’s Investor’s Services which yield income that is free of any federal income tax. The maturities of such obligations shall be approximately the same as a schedule of anticipated payments in connection with the rebuilding, restoration or repair of the Premises, which schedule shall have been agreed to by Lessee and Lessor. Any net income or net loss resulting from the investment of

Net Proceeds, including any gains or losses realized on sale thereof or amounts withheld therefrom, shall be added to or deducted from Net Proceeds and shall be deemed to be part of such Net Proceeds. To the extent that the Lessor, Lessee or any Mortgagee becomes liable for the payment of any taxes, including taxes required to be withheld, in respect of income derived from the investment of funds hereunder, Mellon Bank, N.A. shall pay such taxes from any monies held or invested pursuant hereto and shall withhold such amount from distribution of such monies as is estimated to be sufficient to provide for the payment of such taxes. Lessee shall be entitled to receive Net Proceeds held in such trust against certificates of Lessee delivered to Lessor from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work and the cost thereof for which Lessee is requesting payment in reimbursement of the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work. If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this Section 3.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.

Any Net Proceeds remaining after final payment has been made for such work shall be retained by Lessor in the case of a Condemnation and shall be paid to or retained by Lessee in the case of a Casualty. To the extent that any Net Proceeds in excess of $25,000 remain after restoration and are retained by Lessor, (i) Schedule C shall be modified by recomputing the percentages set forth in Column 2 thereof to reflect at each period therein the present value of the remaining installments of Basic Rent during the Primary Term of this Lease (after the reduction thereof described below) using a discount rate of 4.8996% per Rental Period (as defined in Schedule B); and (ii) each installment of Basic Rent payable on or after the first Payment Date occurring six months or more after such restoration shall be reduced by an amount determined by multiplying such installment by a fraction, the numerator of which shall be the amount so retained and the denominator of which shall be an amount determined by subtracting from the Basic Amount (as defined in Schedule C) all amounts theretofore retained by or paid to Lessor which previously resulted in a modification of Schedule C; provided, however, that such reduction in installments of Basic Rent shall be limited as follows: (x) the reduction of each installment of Basic Rent from year sixteen through the expiration of the Primary Term shall be calculated by multiplying the final installment of Basic Rent payable in year fifteen of the Primary Term by the fraction referred to in this clause (ii), and (y) the fixed rent per square foot of the Land and/or Improvements shall not be less than the fixed rent per square foot prior to such reduction for each Rental Period. For purposes of determining the fixed rent per square foot of the Improvements, the initial square footage thereof shall be the number of square feet thereof reflected on the most recent as-built survey obtained by Lessor prior to the commencement of the Interim Term; the amount so determined shall then be divided into that portion of the Basic Amount which bears the same relationship to the entire Basic Amount as the purchase price for the Improvements bears to the total purchase price. For purposes of determining the fixed rent per square foot of the surface of the land, the initial square footage thereof shall be the number of square feet thereof reflected on the most recent as-built survey obtained by Lessor prior to the commencement of the Initial Term; the amount so determined shall then be divided into that portion of the Basic Amount which bears the same relationship to the entire Basic Amount as the purchase price for the Land bears to the total purchase price.

Notwithstanding the preceding paragraph, after the Bond Date, the following provisions shall apply in lieu of the preceding paragraph: Any Net Proceeds remaining after final payment has been made for such work shall be retained by Lessor in the case of a Condemnation and shall be paid to or retained by Lessee in the case of a Casualty. To the extent that any Net Proceeds after final payment has been made for such work following a Condemnation are retained by Lessor and are in excess of $25,000, (i) Schedules C and D shall be modified as of the first Payment Date occurring after such restoration, by reducing each purchase price thereafter by an amount equal to such retained Net Proceeds, and (ii) each installment of Basic Rent (as the same may have been previously adjusted) payable (x) with respect to any Net Proceeds received on or before May 30, 2008, on or after the first Payment Date occurring six months or more after such restoration, and (y) with respect to any Net Proceeds received after May 30, 2008, on or after the first Payment Date occurring after such restoration, shall be reduced by an amount determined by multiplying each such installment by a fraction, the numerator of which shall be the amount of Net Proceeds so retained and the denominator of which shall be the purchase price applicable to such first Payment Date and shown on Schedule D and such fraction as so determined as of such first Payment Date shall be used to adjust each installment of Base Rent with respect to each subsequent Payment Date. Upon the request of Lessee, Lessor shall deliver to Lessee revised Schedules B, C and D reflecting such adjustments.

(e) In the event of any temporary requisition, this Lease shall remain in full force and effect and, if no event of default has occurred and is continuing in the payment of Basic Rent or Additional Rent, Lessee shall be entitled to receive the Net Proceeds allocable to such temporary requisition, except that such portion of the Net Proceeds allocable to the period after the expiration or termination of the term of this Lease shall be paid to Lessor, provided that, if such an event of default shall be continuing, Lessor shall hold the Net Proceeds in trust to apply the same to Basic Rent and Additional Rent then due hereunder and, after such event of default has been cured, release any amounts not so applied to Lessee.

(f) Leasehold Improvements. Notwithstanding anything to the contrary contained in this Section 3.02, if any leasehold improvements paid for by Lessee are the subject of Condemnation, Lessee shall be entitled to receive that portion of any Net Proceeds relating to the Improvements which is determined by multiplying the total Net Proceeds relating to the Improvements by a fraction, the numerator of which is the value of the leasehold improvements paid for by Lessee and the denominator of which is the value of all the other Improvements; provided that Lessee shall be required to establish the reasonable value (taking account of depreciation) of such leasehold improvements at the date of the Condemnation in a manner reasonably acceptable to Lessor and, in the event that Lessor and Lessee are unable to agree, by appraisal conducted in accordance with the procedures specified in Section 3.05. Anything to the contrary contained in this Section 3.02(f) notwithstanding, Lessee shall not be entitled to receive any Net Proceeds pursuant to this Section 3.02(f) relating to Condemnation until Lessor has received from such Net Proceeds an amount equal to the applicable purchase price for the Premises set forth in Schedule C.

Section 3.03. Insurance. (a) Lessee will maintain insurance on the Premises for the following risks:

(i) Insurance against loss by fire, flood, lightning and other risks which at the same time are included under “extended coverage” endorsements in amounts sufficient to prevent Lessor, Lessee and Remainderman from becoming a co-insurer of any loss, but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations; provided that insurance against flood and earthquake shall be limited to $25,000,000.

(ii) Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises and adjoining streets and sidewalks in the minimum amounts of $10,000,000 for bodily injury or death to any one person, $50,000,000 for any one accident and $10,000,000 for property damage or in such greater amounts as are then customary for property similar in use to the Premises.

(iii) Worker’s compensation insurance (including employers’ liability insurance, if requested by Lessor) to the extent required by the law of the state in which the Premises are located and to the extent necessary to protect Lessor, Remainderman and the Premises against worker’s compensation claims.

(iv) Explosion insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as are then customary.

(v) Such other insurance, in such amounts and against such risks, as is reasonably requested by Mortgagee or as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located, including war risk and terrorism insurance when and to the extent obtainable from the United States Government or any agency thereof and earthquake insurance.

Such insurance shall be written by insurers of nationally recognized financial standing legally qualified to issue such insurance with an A.M. Best rating of A- or the equivalent, and shall name Lessor and Remainderman (and, in the case of commercial general liability insurance, Mortgagee) as additional insureds and include Lessee as its interest may appear. If the premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $25,000, Lessee promptly shall notify Lessor thereof.

(b) Every such policy (other than any commercial general liability or worker’s compensation policy) shall bear a mortgagee endorsement in favor of the Mortgagee or Mortgagees or beneficiary or beneficiaries under each Mortgage and, if required by the Mortgagee, any loss under any such policy shall be payable to the Mortgagee which has a first lien on such interests (or if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied pursuant to Section 3.02. Every policy referred to in Section 3.03(a) shall provide that it will not be cancelled or amended except after 30 days’ written notice to Lessor and the Mortgagee, sent by registered or certified mail, and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises. After the Bond Date, the word “amended” in the preceding sentence shall be deemed deleted and the phrase “coverage reduced” substituted therefor.

(c) Lessee shall deliver to Lessor and Mortgagee originals of the applicable insurance policies or original or duplicate certificates of insurance, satisfactory to Lessor and Mortgagee, evidencing the existence of all insurance which is required to be maintained by Lessee hereunder, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least 30 days prior to the expiration of any such insurance, provided that after the Bond Date the phrase in the sentence “originals of the applicable insurance policies or” shall be deemed deleted. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 3.03 unless Lessor and Remainderman are each a named insured therein and unless there is a Mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies provided that the Premises are specified therein.

(d) The requirements of this Section 3.03 shall not be construed to negate or modify Lessee’s obligations under Section 2.04.

Section 3.04. Alterations. (a) After the commencement of the Interim Term, Lessee may, at its expense, make additions to and alterations of the Improvements and construct additional Improvements, provided that (i) the fair market value of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder and (iii) no Improvements shall be demolished and no structural alterations shall be made to the Improvements which, after the Bond Date, shall be deemed to mean only that the Building shall not be demolished unless Lessee shall have first furnished Lessor with such surety bonds or other security acceptable to Lessor as shall be necessary to assure rebuilding of such Improvements (which, after the Bond Date, shall be deemed to mean only the Building) and unless Lessor’s prior consent shall have been obtained, which consent shall not be unreasonably withheld or delayed. All such additions and alterations shall be and remain part of the realty and the property of Lessor and shall be subject to this Lease. Lessee may place upon the Premises any inventory, trade fixtures, removable tenant improvements, machinery or equipment belonging to Lessee or third parties and may remove the same at any time during the term of this Lease. Lessee shall repair any damage to the Premises caused by such removal. Lessor covenants and agrees that it (1) will not give any consent or approval under the Easement and Atrium Agreement of even date herewith between Lessor and United States Steel Corporation and (2) will not amend, modify or terminate said Easement and Atrium Agreement without in either case first obtaining the prior approval of Lessee.

(b) After the Bond Date, Lessor shall reasonably cooperate with Lessee (at no cost to Lessor) and sign any application to the governmental authority having jurisdiction necessary to permit Lessee to make any additions, alterations, substitutions and replacements as may be permitted by this Lease, provided that (i) Lessee shall certify to Lessor that such application is true and correct, (ii) Lessee shall indemnify Lessor against any cost, loss, damage, liability or expense (including reasonable attorneys’ fees and expenses) that Lessor may incur as a result thereof, and (iii) Lessor shall not be required to provide any affidavits of officers or employees of Lessor or legal opinions in connection therewith.

Section 3.05. Purchase Option. Lessor hereby grants to Lessee the option to purchase the Premises on the last day of the Basic Term upon not less than twenty four (24) months’ prior notice to Lessor, at a price equal to the Fair Market Value of the Premises (as of the date the Premises are to be transferred) as encumbered by this Lease (i.e., taking into account the rights and obligations of Lessor and Lessee under this Lease and assuming for that purpose the exercise of the Extended Term). “Fair Market Value” shall mean that price at which a willing seller is willing to sell the Premises and a willing buyer is willing to buy the Premises with neither party being compelled to enter such a transaction and taking into account all relevant factors, including the factor described in the preceding sentence and the fact that Lessor either owns a leasehold interest in, or fee title to, the Land, as is the case at the time of sale. Such Fair Market Value shall be determined by the following procedure (the “Appraisal Procedure”):

(i) The two parties in interest shall endeavor to agree on the Fair Market Value that in the absence of such agreement would be determined by an appraisal, but if either party shall give written notice (the “Appraisal Notice”) to the other requesting determination of such amount by appraisal, the succeeding paragraphs shall apply.

(ii) The parties shall promptly consult for the purpose of appointing a mutually acceptable Appraiser. If the parties shall be unable to agree on any Appraiser within fifteen (15) days of the giving of the Appraisal Notice contemplated by the immediately preceding paragraph, the Fair Market Value shall be determined by a panel of three (3) Appraisers selected as follows. One of the parties shall select one of the Appraisers and notify the other of the name and business address of the Appraiser selected by it, and the other party shall select the second of the Appraisers; provided that if either party shall fail to select an Appraiser within thirty (30) days after the giving of the Appraisal Notice, then the Fair Market Value shall be determined solely by the Appraiser selected by the party which exercised its right to make such selection. If two (2) Appraisers are selected as aforesaid, such Appraisers shall select the third Appraiser or, if they shall be unable to agree on a third Appraiser within ten (10) days after each of such two (2) Appraisers shall have been selected, such third Appraiser shall be selected within ten (10) days by the American Arbitration Association (or any successor organization thereto) located in the county in the closest proximity to the Premises.

(iii) The Appraiser or Appraisers appointed pursuant to the foregoing procedure shall be instructed to determine the Fair Market Value within thirty (30) days after the appointment of the last Appraiser that is appointed pursuant to the procedure set forth in clause (ii) above. Such determination of Fair Market Value shall be final and binding upon the parties. If there is one (1) Appraiser, the determination of Fair Market Value shall be made by that Appraiser. If there are three (3) Appraisers and the Fair Market Value determined by one (1) Appraiser shall differ from the Fair Market Value determined by the Appraiser making the middle appraisal by more than twice the difference between the Fair Market Values determined by the third Appraiser and the middle Appraiser, then the Fair Market Value determined by such Appraiser shall be excluded, the remaining two (2) Fair Market Values shall be averaged and such average shall constitute the determination of Fair Market Value of the Appraisers; otherwise, the three (3) Fair Market Values shall be averaged and such average shall constitute the determination of Fair Market Value of the Appraisers.

(iv) If only one Appraiser is selected by both parties, each party shall pay one-half of the fees and expenses of such Appraiser; in the event of a panel of three Appraisers, each party shall pay the fees and expenses of the Appraiser appointed by it and the third Appraiser shall be paid in equal shares by the two parties, and in the event only one party shall select an Appraiser, such party shall pay the fees and expenses of such Appraiser.

“Appraiser” shall mean an appraiser who is not an employee of either party or an affiliate of either party, who has not less than five (5) years’ current experience appraising properties of a nature and type similar to that of, and in the same geographic proximity as, the Premises being appraised and who holds an MAI designation (or successor to such designation) conferred by the American Institute of Real Estate Appraisers (or any successor organization thereto), and who is in good standing as an independent member thereof, and, with respect only to the third Appraiser, who shall be impartial and who is not then performing and who has not performed in the three year period immediately preceding his or her selection, any services for either party or any of its affiliates.

On the date of purchase, Lessor shall convey the Premises to Lessee or its designee pursuant to and upon compliance with Section 3.01. The option created by this Section 3.05 is exercisable only as long as this Lease is in effect and only if an event of default shall not have occurred and be continuing hereunder. The option created hereby shall expire upon the expiration or earlier termination of this Lease.

Section 3.06. Property to be Conveyed. If at any time Lessor acquires fee title to the Land (or acquires the remainder interest in the Land currently held by the Remainderman), and in the event of any purchase by Lessee of the Premises pursuant to this Lease (whether by reason of Substantial Condemnation, Substantial Casualty or the exercise of Lessee’s option pursuant to Section 3.05), Lessor shall convey to Lessee such fee title (or remainder) interest in the Land when it conveys the Premises to Lessee, the state of title of which shall be at least as good as the state of title which existed in Lessor with respect to its interest in the Land on the date on which Lessor acquired title from the Remainderman, subject, however, to the condition of the Premises on the date of purchase, all charges, liens, security interests and encumbrances on the Land and all applicable Legal Requirements, but free of the lien of the Mortgage and of charges, liens, security interests and encumbrances resulting from acts of Lessor which are not either consented to in writing, requested by or joined in by Lessee.

ARTICLE 4

ASSIGNMENT AND SUBLETTING

Section 4.01. Assignment and Subletting. (a) Lessee may sublet all or any portion of the Premises for the Primary Term, the Basic Term and the Extended Term of this Lease and may assign its interest in this Lease. Each such sublease and assignment shall expressly be made subject to the provisions hereof. No such sublease or assignment shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full force and effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made. Neither this Lease nor the Term hereby demised nor Lessee’s interest in any sublease of the Premises or the rentals payable thereunder may be mortgaged or pledged by Lessee. Any mortgage, pledge, sublease or assignment made otherwise than as expressly permitted by this Section 4.01 or the Section 7.04 shall be void. Lessee shall, within 30 days after the execution of any sublease until the Bond Date and, thereafter, semi-annually on each May 31 and November 30, deliver to Lessor a summary of the terms thereof (or, after the Bond Date, of any sublease entered into during such semi-annual period), including at least the name of the tenant, the premises sublet, the term of the sublease (including any options to extend such term) and the rent payable under such sublease. Lessee shall, within 10 days after the execution of any assignment of this Lease, deliver a duly executed assumption by the assignee and a confirmation by Lessee that it remains primarily obligated hereunder.

(b) (i) After the Bond Date, Lessor shall, within 30 days after the request of Lessee, provided that no event of default hereunder has occurred and is continuing, Lessee has provided a true and correct copy of the executed sublease to Lessor with or prior to such request, such sublease is a Qualifying Sublease and is in form and substance reasonably acceptable to Lessor, execute and deliver to a subtenant of the Premises or any portion thereof an agreement (the “Lessor

NDA”) containing at least the provisions annexed to this Lease as Schedule E, which may be recorded, stating in substance that, so long as such subtenant shall not be in default of any of its obligations under a Qualifying Sublease (hereinafter defined) beyond any notice and the expiration of any applicable cure or grace period, such subtenant’s subleasehold estate shall not be terminated or disturbed by reason of the termination of this Lease in the event of the default of Lessee hereunder, provided that (i) such subtenant shall attorn to and recognize Lessor as the sublandlord under such Qualifying Sublease and (ii) such Qualifying Sublease shall require, or, upon the attornment referred to herein, the Lessor NDA shall require, the payment by such sublessee of rent equal to the greater of (A) rent payable under such Qualifying Sublease and (B) to the sum of the Basic Rent payable under this Lease for such portion of the Premises covered by the Qualifying Sublease (prorated on a square foot basis based on the square footage covered by such Qualifying Sublease) and the Additional Rent payable under Section 2.01 of this Lease (based on the square footage covered by such Qualifying Sublease).

(ii) Lessee shall reimburse Lessor on demand for any out-of-pocket expenses (including without limitation reasonable legal fees and disbursements and consulting fees of any broker) incurred by Lessor in connection with the granting of the Lessor NDA under this Section 4.01.

(iii) A “Qualifying Sublease” is a sublease to a single subtenant, which is a bona fide third party, which is not an affiliate of Lessee and which meets the Nondisturbance Financial Test, of not less than an entire floor of the Premises for floors 2 through 17, inclusive, and two entire floors for floor 18 and above of the Premises and providing for basic rent that is equal to or greater than the fair market rent for subleased premises at the time of execution of such sublease as evidenced by a letter of Lessor’s broker addressed to Lessor.

(iv) The “Nondisturbance Financial Test” shall mean that the subtenant (or a guarantor of all of the subtenant’s obligations under the Qualifying Sublease, which guarantor shall be an entity organized and in good standing in the jurisdiction of its organization, has substantially all of its assets in the United States and is or has submitted itself in writing to the jurisdiction of the state courts of, and federal courts located in, the Commonwealth of Pennsylvania) shall have been in existence (directly or through a predecessor entity) for at least ten (10) consecutive years and shall have either (i) a net worth in excess of a sum equal to twenty five (25) times the annual Basic Rent and the recurring Additional Rent payable under Section 2.01 of this Lease during the year in which the sublease in question is executed and delivered for such portion of the Premises covered by such sublease (prorated on a square foot basis) or (ii)

if the subtenant is a firm engaged in the practice of law, accounting or other professional services, annual gross income in excess of seven (7) times the annual Basic Rent and the recurring Additional Rent payable under Section 2.01 of this Lease during the year in which the sublease in question is executed and delivered for such portion of the Premises covered by such sublease (prorated on a square foot basis). Satisfaction of either such tests shall be evidenced by the subtenant’s (or such guarantor’s, as the case may be) audited financial statements for the subtenant’s (or guarantor’s, as the case may be) immediately preceding fiscal year certified by the chief financial officer of the entity whose financial statements are being delivered and prepared in accordance with GAAP consistently applied unless such subtenant is a firm engaged in the practice of law, accounting, or other professional services and uses a cash basis of accounting, then financial statements prepared in accordance with such cash basis accounting, which shall be delivered to Lessor as a condition precedent to Lessor entering into the Lessor NDA in respect of a Qualifying Sublease.

(v) Notwithstanding anything to the contrary contained in this Article 4, Lessor may include a provision in any Lessor NDA providing that such Lessor NDA shall be void and of no further effect if, at any time, Qualifying Subleases for at least 500,000 square feet of the Building are not then in effect and Lessor, acting in good faith, determines that it is economically imprudent to continue to operate the Building. In such event, Lessor, upon at least 90 days’ advance notice to the subtenant under a Qualifying Sublease, may terminate the Qualifying Sublease and, upon such termination, the subtenant shall vacate and surrender the subleased premises in the condition required by the Qualifying Sublease.

ARTICLE 5

CONDITIONAL LIMITATIONS

Section 5.01. Default Provisions. (a) Any of the following occurrences or acts shall constitute an event of default under this Lease: (i) if Lessee shall (1) fail to pay any Basic Rent, Additional Rent or other sum as and when required to be paid by Lessee hereunder and such failure shall continue for 8 days after notice to Lessee of such failure or (2) fail to observe or perform any other provision hereof and such failure shall continue for 28 days after notice to Lessee of such failure (provided that in the case of any such default which cannot be cured by the payment of money and cannot with diligence be cured within such 28-day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such default may be cured shall be extended for such period as is necessary to complete the curing thereof with diligence); or (ii) if any representation or warranty of Lessee set forth in any notice, certificate, demand or request delivered to Lessor or the Mortgagee shall prove to be incorrect in any material and adverse respect as of the time when the same shall have been made; or (iii) if a receiver, trustee or liquidator of Lessee or of all or substantially all of the assets of Lessee or of the Premises or Lessee’s estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Lessee and shall not be discharged within 90 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment; or (iv) if the Comptroller of the Currency or any other state or federal regulatory authority shall appoint a receiver or conservator for Lessee or of all or substantially all of its assets, or otherwise take possession or control of such assets and such receiver, conservator, possession or control shall not be discharged within 90 days after such appointment or taking shall have occurred; or (v) if Lessee shall take any action looking toward liquidation, dissolution or the voluntary surrender of its charter except in connection with a transaction permitted by Section 7.04 or a reincorporation or the obtaining of a new banking charter; or (vi) if Lessee shall become subject to federal bankruptcy law or state insolvency statutes and Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Lessee’s reorganization or as a bankrupt pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within 90 days after the filing thereof; or (vii) if the Premises shall have been left unoccupied and unattended for a period of 30 days. The Premises shall not be deemed to be unattended if staffed with adequate security and maintenance personnel.

(b) If an event of default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor’s termination of the Term of this Lease. Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c) If an event of default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 5.01(b), to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment and any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry, repossession or removal shall be construed as an election by Lessor to terminate the Term of this Lease unless a notice of such termination is given to Lessee pursuant to Section 5.01(b) or unless such termination is decreed by a court.

(d) At any time or from time to time after a re-entry, repossession or removal pursuant to Section 5.01(c), whether or not the Term of this Lease shall have been terminated pursuant to Section 5.01(b), Lessor may (but shall be under no obligation to) relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such conditions and for such uses as Lessor, in its absolute discretion, may determine. Lessor may collect any rents payable by reason of such reletting. Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

(e) No expiration or termination of the Term of this Lease pursuant to Section 5.01(b), by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 5.01(c) or otherwise, and no reletting of the Premises pursuant to Section 5.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting.

(f) In the event of any expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an event of default, Lessee will pay to Lessor all Basic Rent, Additional Rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, re-entry, repossession or removal; and, thereafter, Lessee shall, until the end of what would have been the current Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, Additional Rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, re-entry, repossession or removal, plus (ii) all expenses (including reasonable attorneys’ fees) incurred by Lessor because of Lessee’s default, payable on demand, less (iii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to Section 5.01(d) (and, after the Bond Date of any existing sublease to the extent such net proceeds are actually received by Lessor) after deducting from such proceeds all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including fees and expenses of appellate proceedings), employees’ expenses, alteration costs and expenses of preparation for such reletting). Lessee will pay such liquidated and agreed current damages on the dates on which Basic

Rent would be payable under this Lease in the absence of such expiration, termination, re-entry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.

(g) At any time after any such expiration or termination of the term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an event of default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to Section 5.01(f), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (i) all Basic Rent from the date of such demand (or, if it be earlier, the date to which Lessee shall have satisfied in full its obligations under Section 5.01(f) to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at the rate of 5% per annum over (ii) the Basic Rent for the Premises at then fair rental value that would be payable under a lease, fully net under provisions comparable to this Lease, discounted at the rate of 5% per annum for the same period. If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

Section 5.02. Additional Rights of Lessor. (a) No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, Additional Rent or other sum payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be effective unless express by its terms and in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.

(b) Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee’s rights of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term of this Lease as herein provided, and (ii) the benefits of any law which exempts property from liability for debt or for distress for rent.

(c) If Lessee shall be in default in the performance of any of its obligations hereunder Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including Lessor’s cost of curing such default and reasonable attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings). If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by each and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys’ fee and expenses in connection with such litigation (including fees and expenses incurred in connection with any appellate proceedings). To clarify the foregoing, after the Bond Date, the phrase “arising out of this Lease or Lessee’s possession, use or occupancy of the Premises” shall be inserted in the preceding sentence following the words “commenced against Lessee.”

ARTICLE 6

NOTICES AND OTHER INSTRUMENTS

Section 6.01. Notices and Other Instruments. All notices, offers, consents, requests and other instruments to be given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service providing overnight delivery, (a) if to Lessor, addressed to Lessor at c/o Grant Holdings, Inc, c/o Philip Morris Capital Corporation, 225 High Ridge Road, Suite 300 West, Stamford Connecticut 06905, Attention: Vice President – Risk Management, with a copy to Lessor at such address, Attention: General Counsel and (b) if to Lessee, addressed to Lessee at Two Mellon Center, Suite 975, Pittsburgh, Pennsylvania 15259-0001, Attention: Lease Administration, with a copy to Lessee at One Mellon Center, Suite 1915, Pittsburgh, Pennsylvania 15258, Attention: General Counsel. Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to the other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder.

Section 6.02. Estoppel Certificates; Financial Information. (a) Lessor and Lessee each will (i) until the Bond Date, at least 20 days prior to each anniversary of the commencement of the Primary Term and (ii) upon 15 days’ notice at the request of the other, execute, acknowledge and deliver to the other a certificate of Lessor or Lessee, as the case may be, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which any Basic Rent, Additional Rent and other sums payable hereunder have been paid, and either stating that to the knowledge of such party no default exists hereunder or specifying each such default of which such party has knowledge and, in the case of Lessee, whether or not Lessee is still occupying and operating the Premises. Any such certificate by Lessee may be relied upon by any actual or prospective mortgagee or purchaser of the Premises.

(b) Lessee will deliver to Lessor at the time of the dissemination thereof: (i) copies of all financial statements, reports, notices and proxy statements sent by Lessee and Mellon Financial Corporation to its stockholders, (ii) Mellon Financial Corporation’s Annual Report (which Annual Report shall have separately stated the balance sheet for Lessee, provided that if such Annual Report shall not have separately stated a balance sheet for Lessee, then Lessee will deliver to Lessor annually an equivalent balance sheet for Lessee); and (iii) copies of all Forms 10-Q (or equivalent, if Mellon Financial Corporation is not a publicly held corporation) and 10-K (or equivalent, if Mellon Financial Corporation is not a publicly held corporation) delivered by Mellon Financial Corporation to the Securities and Exchange Commission (or reports to the Securities and Exchange Commission which are in substitution or replacement therefor). Semi-annually, on each May 31 and November 30, Lessee will deliver to Lessor a certificate covering the period since the date of the last certificate delivered pursuant hereto, executed by an officer of Lessee having knowledge thereof, stating that, after due inquiry, no default or event of default exists or has existed during the period covered by such certificate under this Lease or, if such default or event of default exists or has existed during such period, stating the period of time during which such default or event of default has existed and the steps, if any, Lessee is taking or has taken with respect thereto. After the Bond Date, the phrase “to the public (unless available to the public on the website of the Securities and Exchange Commission)” shall be inserted in the first sentence of this paragraph (b) after the words “the time of dissemination thereof.”

(c) Lessee will permit Lessor and any Mortgagee by their respective agents, accountants and attorneys (i) to visit the Leased Premises and (ii) to discuss generally the operation and maintenance of the Leased Premises with the officers, agents and employees of Lessee having control over the books and records which relate to the Leased Premises and to inspect such books and records, in each case, upon reasonable notice and at such reasonable times during normal business hours as may be requested by Lessor or such Mortgagee, as the case may be. After the Bond Date, the phrase “Subject to the provisions of Section 1.02 of this Lease,” shall be inserted at the beginning of the preceding sentence as the lead-in thereof.

ARTICLE 7

NO MERGER

Section 7.01. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Premises or any interest in such fee estate.

Section 7.02. Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in the condition in which the Premises were upon the commencement of the Interim Term, except as repaired, rebuilt, restored, altered or added to as permitted or required hereby and except for ordinary wear and tear (and, after the Bond Date taking into consideration the age and use of the Premises, and except for any damage arising from any Casualty or Condemnation that Lessee is not required to repair). Lessee shall remove from the Premises on or prior to such expiration or termination all property situated thereon which is not owned by Lessor, and shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne be Lessee. The provisions of this Section 7.02 shall survive the termination or expiration of this Lease.

Section 7.03. Attornment. If, at any time prior to the termination of this Lease, the Mortgagee or any purchaser in a foreclosure sale or the successor or assign of either (collectively referred to as the “Successor Lessor”) shall succeed to the rights of Lessor under this Lease through possession or foreclosure or delivery of a deed or otherwise, Lessee agrees to attorn to and recognize such Successor Lessor as Lessee’s landlord under this Lease upon all the terms and conditions of this Lease.

Section 7.04. Further Assurances. Upon the reasonable request by Lessor, Lessee shall cause its general counsel or, if Lessee elects, such other counsel reasonably acceptable to a prospective Mortgagee, to deliver legal opinions reasonably required by such prospective Mortgagee relating to the due authorization, execution and delivery by Lessee of this Lease and any amendments hereto and the validity and enforceability of this Lease and any amendments hereto (subject to customary qualifications and assumptions). Lessor agrees to pay reasonable out of pocket costs and expenses of Lessee (including reasonable attorneys’ fees and disbursements) incurred solely in connection with the delivery of legal opinions requested by prospective or existing Mortgagees.

Section 7.05. Merger, Consolidation or Sale of Assets. (a) It shall be a condition precedent to the merger of Lessee into another corporation, to the consolidation of Lessee with one or more other corporations and to the sale or other disposition, directly or indirectly, of all or substantially all the assets of Lessee in any one or more transactions to one or more other persons or entities (each of the foregoing, a “Merger Event”) that (x) the surviving entity or transferee of assets, as the case may be (the “Transferee”) (i) shall be a corporation duly organized and validly existing in good standing under the laws of the United States of America or any State thereof, provided that after the Bond Date, the surviving entity or transferee of assets may be an entity duly organized and validly existing in good standing under the laws of the jurisdiction in which such entity is organized, (ii) if the Transferee shall be an entity other than Lessee, shall have a net worth after giving effect to such Merger Event at least equal to or better than that of Lessee as of the date immediately prior to such Merger Event and (iii) if the Transferee shall be an entity other than Lessee, shall deliver to Lessor and the Mortgagee an acknowledged instrument in recordable form and otherwise in form and substance reasonably satisfactory to Lessor expressly assuming all obligations, covenants and responsibilities of Lessee hereunder and under any instrument executed by Lessee relating to the Premises or this Lease, including without limitation, consenting to the assignment of Lessor’s interest in this Lease to the Mortgagee as security for indebtedness, (y) immediately after giving effect to such transaction (and such assumption), no event of default shall exist hereunder or under any such assignment, and (z) Lessee shall have delivered a certificate of its chief financial officer and an opinion reasonably satisfactory in scope and substance to Lessor of the senior legal officer of Lessee (or such other counsel reasonably satisfactory to Lessor), each stating that such transaction and such instrument of assumption comply with this Section 7.05. Lessee covenants that it will not so merge or consolidate or sell or otherwise dispose of all or substantially all of its assets unless such an instrument shall have been so delivered and the provisions of this Section 7.05 shall have otherwise been duly complied with. In any event, the Transferee (if other than Lessee) shall be deemed to have assumed all such obligations, covenants and responsibilities upon such merger, consolidation or sale or other disposition. Notwithstanding the foregoing, after the Bond Date, (A) Lessee shall deliver the documents described in clause (z) above within 60 days following the event requiring the same, but such documents shall not be a condition precedent to such event, and (B) the phrase “such an instrument shall have been so delivered and” and the word “otherwise” in the sentence following clause (z) beginning with “Lessee covenants that it will not ....” shall be deleted.

(b) Lessor agrees that it will not engage in any business other than the acquisition, ownership and leasing of the Premises; provided, however, that this provision shall bind only the original Lessor and not any transferee of all or any part of Lessor’s interest in the Premises.

Section 7.06. Intentionally Omitted.

Section 7.07. Separability; Binding Effect. Each provision hereof shall be separate and independent and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each such successor and assign were named as a party hereto. This Lease may not be modified or terminated except as expressly provided herein or except by a writing signed by Lessor and Lessee. Any such modification or termination made otherwise than as expressly permitted by this section shall be void. This Lease shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7.08. Table of Contents and Headings. The table of contents and the headings of the various sections and Schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease.

Section 7.09. Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto and delivered to the other, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

Section 7.10. Schedules. Schedules A, B and C referred to in, and attached to, this Lease are hereby incorporated by reference herein, and Schedules D and E referred to in, and attached to, this Lease are, after the Bond Date, incorporated by reference herein.

Section 7.11. Brokers. Lessor warrants that it has had dealings with only the following real estate brokers or agents in connection with the negotiation of this Amended and Restated Lease and that it knows of no real estate broker or agent, other than those listed in this Section 7.11, who is entitled to a commission in connection with this Lease: GVA Williams, CB Richard Ellis, Inc. and Oxford Development Company. The brokerage commission earned by GVA Williams in connection with this transaction shall be paid by Lessor, and Lessor shall indemnify, defend and hold Lessee harmless from and against all liabilities arising from any claims by or under GVA Williams. Lessee warrants that it has had dealings with only the following real estate brokers or agents in connection with the negotiation of this Amended and Restated Lease and that it knows of no other real estate broker or agent, other than those listed in this Section 7.11, who is entitled to a commission in connection with this Lease: CB Richard Ellis, Inc., Oxford Development Company and GVA Williams. The brokerage commission earned by CB Richard Ellis, Inc. and Oxford Development Company in connection with this transaction shall be paid by Lessee, and Lessee shall indemnify, defend and hold Lessor harmless from and against all liabilities arising from any claims by or under CB Richard Ellis, Inc. and Oxford Development Company. Lessee and Lessor shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on dealings or contacts of Lessee or Lessor, respectively, with brokers or agents other than those listed in this Section 7.11.

Section 7.12. Memorandum of Lease. Lessor and Lessee agree that this Lease shall not be recorded, provided that, on request of either party, such other party shall execute and deliver a memorandum of lease or an amendment of the Memorandum of Lease that was previously recorded, which memorandum of lease or amendment shall be recorded, at Lessee’s cost, in Allegheny County, Pennsylvania.

Section 7.13. Options Irrevocable. Any notice sent by a party to exercise any option held by it under this Lease to renew or extend or acquire title shall be irrevocable and time shall be deemed to be of the essence with respect to such party’s exercise of such option within the period specified.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

500 GRANT STREET ASSOCIATES LIMITED PARTNERSHIP, Lessor

By:	Grant Holdings, Inc., its General Partner

By:	/s/ Alex Russo
Name:	Alex T. Russo
Title:	Vice President

MELLON BANK, N.A., Lessee

By:	/s/ Alex G. Sciulli
Name:	Alex G. Sciulli
Title:	Senior Vice President

(PENNSYLVANIA)

STATE OF CONNECTICUT	)
	:	ss
COUNTY OF FAIRFIELD	)

On this 29th day of December in the year 2004, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Alex T. Russo, known to me to be a Vice President of Grant Holdings, Inc., the corporation that executed the within instrument, said corporation being known to me to be the general partner of 500 GRANT STREET ASSOCIATES LIMITED PARTNERSHIP (“500 Grant Street”), a Connecticut limited partnership, the partnership that executed the within instrument, and acknowledged to me that such corporation executed the same as such general partner of 500 Grant Street and that such limited partnership executed the same.

WITNESS my hand and official seal.

/s/ Dariel A. Colella
Notary Public

[SEAL]

My commission expires:

Dariel A. Colella
A Notary Public of Connecticut
Commission Expires: September 30, 2007

(PENNSYLVANIA)

COMMONWEALTH OF PENNSYLVANIA	)
	:	ss
COUNTY OF ALLEGHENY	)

On this 29th day of December, 2004, before me, the undersigned notary public, personally appeared ALEX G. SCIULLI, who acknowledged himself to be the Senior Vice President of MELLON BANK, N.A., a national banking association, and that he, as such Senior Vice President, being authorized so to do, executed the foregoing instrument for the purposed therein contained, by signing the name of said national banking association by himself as Senior Vice President.

IN WITNESS WHEREOF I hereunto set my hand and official seal.

/s/ Lynn E. Starr
Notary Public

[SEAL]

COMMONWEALTH OF PENNSYLVANIA
My commission expires:	Notarial Seal
Lynn E. Starr, Notary Public
City Of Pittsburgh, Allegheny County
My Commission Expires: Apr. 3, 2008
Member, Pennsylvania Association Of Notaries

SCHEDULE A

PART I

LEGAL DESCRIPTION

ALL THAT CERTAIN lot or piece of land, with improvements erected thereon, situate in the Second Ward of the City of Pittsburgh, County of Allegheny and Commonwealth of Pennsylvania, being bounded and described as follows:

LOT 1- SURFACE AND AIR RIGHTS

BEGINNING at a point on the Westerly right-of-way line of Bigelow Square at the line dividing Lot Number 1 and Lot Number 2, as recorded in The Steel Plaza Plan of Lots Revision No. 1 as recorded in the Recorder of Deeds Office of Allegheny County, Pennsylvania in Plan Book Volume 124 pages 171 through 174; thence along said Westerly right-of-way line of Bigelow Square, South 23 degrees 03 minutes 33 seconds West, for a distance of 260.974 feet to a point; thence by a curve to the right having a radius of 20.00 feet for an arc distance of 32.491 feet to a point on the Northerly right-of-way line of Fifth Avenue; thence along said right-of-way line, North 63 degrees 51 minutes 43 seconds West, for a distance of 243.959 feet to a point; thence by a curve to the right having a radius of 20.00 feet for an arc distance of 31.727 feet to a point on the Easterly right-of-way line of Grant Street; thence along said right-of-way, North 27 degrees 01 minutes 47 seconds East, for a distance of 285.526 feet to a point on the line dividing Lot Number 1 and Lot Number 2, as recorded in The Steel Plaza Plan of Lots Revision No. 1; thence along said dividing line, the following courses and distances: South 62 degrees 58 minutes 13 seconds East, for a distance of 71.00 feet to a point; thence South 17 degrees 58 minutes 13 seconds East, for a distance of 21.213 feet to a point; thence South 62 degrees 58 minutes 13 seconds East, for a distance of 23.708 feet to a point; thence South 17 degrees 58 minutes 13 seconds East, for a distance of 7.071 feet; thence South 62 degrees 58 minutes 13 seconds East, for a distance of 151.102 feet to a point, said point being the point of beginning.

SAID parcel being Lot Number 1 of The Steel Plaza Plan of Lots Revision No. 1, as recorded in Plan Book Volume 124 pages 171 through 174 and shall consist of all the surface and air rights and shall have a lower limit elevation of 780.00 feet, said elevation being referenced to the Department of City Planning Datum, Benchmark No. 1501, Elevation 775.126 feet on Bronze Plate set in South end of top step at the Ross Street entrance to the City-County Building.

LOT 1A - SUBSURFACE

BEGINNING at a point on the Easterly right-of-way line of Grant Street at the line dividing Lot Number 1A and Lot Number 2A in The Steel Plaza Plan of Lots Revision No. 1 as recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Plan Book Volume 124 pages 171 through 174; thence along said dividing line, the following courses and distances: South 62 degrees 58 minutes 13 seconds East, for a distance of 71.00 feet to a point; thence South 17 degrees 58 minutes; 13 seconds East, for a distance of 21.213 feet to a point; thence South 62 degrees 58 minutes 13 seconds East, for a distance of 23.708 feet to a point; thence South 17 degrees 58 minutes 13 seconds East, for a distance of 7.071 feet to a point; thence South 62 degrees 58 minutes 13 seconds East, for a distance or 135.273 feet to a point on the Westerly line of Lot Number 6A, in The Steel Plaza Plan of Lots as recorded in the Office of the Recorder of Deeds of Allegheny County in Plan Book Volume 120 pages 57 through 67; thence along said Lot Number 6A, the following courses and distances: South 9 degrees 42 minutes 17 seconds East, for a distance of 22.828 feet to a point; thence South 27 degrees 01 minutes 47 seconds West, for a distance of 11.190 feet to a point; thence South 62 degrees 58 minutes 13 seconds East, for a distance of 8.350 feet to a point; thence South 9 degrees 42 minutes 17 seconds East, for a distance of 41.060 feet to a point; thence North 80 degrees 17 minutes 43 seconds East, for a distance of 2.50 feet to a point; thence South 9 degrees 42 minutes 17 seconds East, for a distance of 56.00 feet to a point; thence North 80 degrees 17 minutes 43 seconds East, for a distance of 13.378 feet to a point on the Westerly line of Lot Number 3A, as recorded in The Steel Plaza Plan of Lots as recorded in the Office of the Recorder of Deeds of Allegheny County in Plan Book Volume 120 pages 57 through 67; thence along said Lot Number 3A, South 23 degrees 03 minutes 33 seconds West, for a distance of 156.652 feet to a point on the Northerly right-of-way line of Fifth Avenue; thence along said right-of-way line, North 87 degrees 24 minutes 40 seconds West, for a distance of 65.794 feet to a point; thence continuing by same, North 63 degrees 51 minutes 43 seconds West, for a distance of 273.433 feet to a point; thence by a curve to the right having a radius of 20.00 feet for an arc distance of 31.727 feet to a point on the Easterly right-of-way line of Grant Street; thence along said right-of-way line, North 27 degrees 01 minutes 47 seconds East, for a distance of 285.526 feet to a point, said point being the point of beginning.

SAID parcel being Lot No. 1A of The Steel Plaza Plan of Lots Revision No. 1, aforesaid, and consists of all of the subsurface rights and shall have an upper limited elevation of 780.00 feet, except that portion which lies under Bigelow Square shall have an upper limit elevation varying from 778.03 to 780.00 feet, said elevation being referenced to the Department of City Planning Datum, Benchmark No. 1501, Elevation 775.126 on Bronze Plate set in South end of top step at the Ross Street entrance to the City-County Building.

TOGETHER WITH all reversionary rights in and to any portion of Lot lA of The Steel Plaza Plan of Lots, as revised, aforesaid, underlying Bigelow Square, now dedicated as a public street.

SCHEDULE A

PART II

TOGETHER WITH the rights, interests, licenses, agreements, rights-of-way and easements relating to the foregoing property and which are created by the following instruments (the “Agreements”):

1.	Partial Assignment of a license granted pursuant to that certain License Agreement dated 9/2/1981, by and between the City of Pittsburgh (“City”) and United States Steel Corporation (“USSC”) and recorded in the Office of the Recorder of Allegheny County, Pennsylvania in Deed Book Volume 6404 page 330. The description of the portions of the land covered by the License, the rights in which are conveyed and assigned thereby by USSC to 500 Grant Street Associates Limited Partnership (“Partnership”) and Mellon Bank, N.A. (“Mellon”) are as follows:

a.	ALL of the property described in the above referenced License Agreement at provision 1 (c) (i), as follows:

BEGINNING at a point on the Easterly right-of-way line of Grant Street, distant South 27 degrees 01 minutes 47 seconds West, 285.526 feet from the dividing line between Lots lA and 2A of The Steel Plaza Plan of Lots Revision No. 1 recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Plan Book Volume 124 pages 171 through 174; thence from said point of beginning in a Southerly direction by a curve to the left having a radius of 20.00 feet for an arc distance of 31.727 feet to a point on the Northerly right-of-way line of Fifth Avenue; thence along said right-of-way line of Fifth Avenue, South 63 degrees 51 minutes 43 seconds East, for a distance of 270.933 feet to a point; thence through said right-of-way of Fifth Avenue, North 87 degrees 24 minutes 40 seconds West, for a distance of 23.825 feet to a point; thence continuing through same, North 62 degrees 58 minutes 13 seconds West, for a distance of 269.521 feet to a point; thence continuing through same and along the aforementioned Easterly right-of-way line of Grant Street, North 27 degrees 01 minutes 47 seconds East, for a distance of 25.639 feet to a point, said point being the point of beginning.

b.	ALL of the property described in the above referenced License Agreement at provisions 1 (c) (ii) excepting and reserving to USSC, its successors and assigns, the air rights referred to in the third paragraph of 1 (c) (ii), as follows:

BEGINNING at a point on the Westerly right-of-way line of Sixth Avenue at the Southerly right-of-way line of Court Place; thence along said right-of-way line of Court Place, South 65 degrees 27 minutes 47 seconds West, for a distance of 46.220 feet to a point; thence through Court Place, North 23 degrees 03 minutes 33 seconds East, for a distance of 62.60 feet to a point; thence South 24 degrees 31 minutes 53 seconds East, for a distance of 42.214 feet to a point, said point being the point of beginning.

c.	THAT portion of the property described in the above referenced License Agreement at provision 1 (c) (iii) which lies West of the Westerly line of Lot 3A, excepting and reserving unto USSC, its successors and assigns, the air rights described in the second paragraph of 1 (c) (iii), as follows:

BEGINNING at a point on the Northerly right-of-way line of Fifth Avenue at the line dividing Lot Number 1A and Lot Number 3A; thence along said Northerly right-of-way line of Fifth Avenue, North 87 degrees 24 minutes 40 seconds West, for a distance of 8.61 feet to a point; thence through Lot Number 1A, North 65 degrees 28 minutes 17 seconds East, for a distance of 11.96 feet to a point on the line dividing Lot Number 1A and Lot Number 3A; thence along said dividing line, South 23 degrees 03 minutes 33 seconds West, for a distance of 5.82 feet to a point, said point being the point of beginning.

2.	Partial Assignment of License granted pursuant to that certain License Agreement (“LRT”), dated 9/16/1981, by and between the City of Pittsburgh (“City”) and United States Steel Corporation and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Deed Book Volume 6404 page 342 and as amended by a Corrective Deed by and between United States Steel Corporation and the Port Authority of Allegheny County, dated 2/8/1983 and recorded in said Office in Deed Book Volume 6608 page 155. The descriptions of the portions of the property covered by the license, the rights in which are conveyed and assigned hereby by USSC to Partnership and Mellon are as follows:

a.	THAT certain part of Lot 1A in The Steel Plaza Plan of Lots Revision No. 1, aforesaid, being more particularly described as follows:

BEGINNING at a point on the Westerly line of Lot Number 6A at the line dividing Lot Number 1A and Lot Number 3A as recorded in The Steel Plaza Plan of Lots in Plan Book Volume 120 pages 57 and 67; thence along said dividing line, South 23 degrees 03 minutes 33 seconds West, for a distance of 15.48 feet to a point;

thence by a line through Lot Number 1A, said line being the former Westerly right-of-way line of Sixth Avenue, North 24 degrees 31 minutes 53 seconds West, for a distance of 13.46 feet to a point on the line dividing Lot Number 1A and Lot Number 6A; thence along said line dividing Lot Number 6A, North 80 degrees 17 minutes 43 seconds East, for a distance of 11.82 feet to a point, said point being the point of beginning.

b.	THAT certain part of Lot 1A in The Steel Plaza Plan of Lots Revision No.1, aforesaid, being more particularly described as follows:

BEGINNING at a point on the Westerly line of Lot Number 6A at the line dividing Lot Number 1A and Lot Number 3A as recorded in The Steel Plaza Plan of Lots in Plan Book Volume 120 pages 57 through 67; thence along the line dividing Lot Number 6A and Lot Number 1A, South 80 degrees 17 minutes 43 seconds West, for a distance of 13.378 feet to a point; thence continuing by same, North 9 degrees 42 minutes 17 seconds West, for a distance of 5.891 feet to a point, said point being the true point of beginning of the within described parcel (b); thence from said true point of beginning by a line through Lot Number 1A, said line being the former Westerly right-of-way line of Sixth Avenue, North 24 degrees 31 minutes 53 seconds West, for a distance of 75.24 feet to a point; thence continuing through Lot Number 1A, North 23 degrees 03 minutes 33 seconds East, for a distance of 24.85 feet to a point on the line dividing Lot Number 1A and Lot Number 6A; thence by the line dividing Lot Number 1A and Lot Number 6A, the following courses and distances, South 62 degrees 58 minutes 13 seconds East, for a distance of 4.126 feet to a point; thence South 9 degrees 42 minutes 17 seconds East, for a distance of 41.06 feet to a point; thence North 80 degrees 17 minutes 43 seconds East, for a distance of 2.50 feet to a point; thence South 9 degrees 42 minutes 17 seconds East, for a distance of 50.109 feet to a point, said point being the true point of beginning.

3.	Partial Assignment of certain rights of USSC set forth in that certain Agreement dated 9/16/1981, by and between USSC and The Port Authority of Allegheny County (“PAT”) and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Deed Book Volume 6404 page 472 and amended and assigned by the Partial Assignment and Assumption Agreement dated as of 2/1/83, by and among the USSC, Partnership and Mellon and consented to by PAT and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Deed Book volume 6610 page 237.

4.	Easement to occupy and for other purposes as set forth in Exclusive Subsurface Easement Agreement (1/83) by and between Port Authority of Allegheny County and USSC dated 2/8/1983 and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Deed Book Volume 6608 page 132.

5.	Rights and Easement contained in Easement and Atrium Agreement dated as of 2/1/1983 entered into between USSC and the Partnership with the joinder of Mellon and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania, in Deed Book Volume 6610 page 185, as amended or supplemented by the following:

a.	Access Way III Cover Agreement between USX Corporation and 500 Grant Street Associates Limited Partnership dated 5/29/1987 and recorded in Deed Book Volume 7921, page 105.

b.	Agreement to Construct and to Lease between USX Corporation and Mellon Bank, N.A. dated 5/29/1987 and recorded in Deed Book Volume 7921, page 177.

c.	License Agreement between USX Corporation and Mellon Bank, N.A. dated 5/29/1987 and recorded in Deed Book Volume 7921, page 189.

d.	Joint Use License Agreement made as of 11/17/1988 and effective 5/29/1987 between USX Corporation and 500 Grant Street Associates Limited Partnership recorded in Deed Book Volume 7925, page 17.

6.	Partial assignment of certain rights of USSC through its USS Realty Development Division (“USR”) set forth in that certain Four Party Agreement dated September 2, 1981 (the “Four Party Agreement”), by and among USSC, City, PAT and the Urban Redevelopment Authority of Pittsburgh (“URA”), not of record, as amended and assigned by that certain Partial Assignment and Assumption of Four Party Agreement, by and among USSC, Partnership and Mellon Bank, N.A. (“Mellon”) and consented to by the City, PAT and URA, also not of record.

BEING Parcel #2-E-225.

BEING known as 500 Grant Street.

BEING the same premises which United States Steel Corporation, a Delaware corporation by Deed dated 2/1/1983 and recorded 2/16/1983 in the County of Allegheny in Deed Book Volume 6610 page 155, granted and conveyed unto 500 Grant Street Associates Limited Partnership, a Connecticut limited partnership and Mellon Bank, N.A., a national banking association, in fee.

SCHEDULE A

PART III

UNDER AND SUBJECT TO the following licenses, obligations, rights of others, easements, reservations, encumbrances and mortgages:

1.	1983 real property taxes and assessments of whatever kind.

2.	Agreement between USSC and Duquesne Light Company, dated August 12, 1982, and recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Deed Book Volume 6527, Page 295.

3.	Limitations, releases and discharges set forth on The Steel Plaza Plan of Lots, recorded in the aforesaid Office in Plan Book Volume 120, Pages 57 through 67 as revised in the Steel Plaza Plan of Lots Revision No. 1, as recorded in the Office in Plan Book Volume 124, Pages 171 through 174.

4.	License Agreement dated September 2, 1981 between the City and USSC and recorded in the aforesaid Office in Deed Book Volume 6404, Page 330.

5.	License Agreement between the City and USSC, dated September 16, 1981 and recorded in the aforesaid Office in Deed Book Volume 6404, Page 342, as amended by a Corrective Deed by and between USSC and PAT, dated February 8, 1983 and recorded in the Office in Deed Book Volume 6608, Page 155.

6.	Four Party Agreement dated September 2, 1981 by and among USSC, the City, URA and PAT, not of record, as amended and assigned by that certain Partial Assignment and Assumption of Four Party Agreement dated as of the date hereof by and among USSC, Partnership and Mellon and consented by the City, URA and PAT, also not of record.

7.	Agreement between PAT and USSC, dated September 16, 1981 and recorded in the aforesaid Office in Deed Book Volume 6404, Page 472, as amended and assigned by that certain Partial Assignment and Assumption Agreement, dated as of the date hereof, by and among USSC, Partnership and Mellon, and consented to by PAT and to be recorded contemporaneously herewith.

8.	Exclusive Sub-Surface Easement Agreement (1/83) dated February 8, 1983 between Pat and USSC, and recorded in the aforesaid Office in Volume 6608, page 132.

9.	Easement and Atrium Agreement dated as of February 1, 1983 entered into between USSC and the Partnership with the joinder of Mellon executed and delivered contemporaneously herewith and recorded contemporaneously herewith in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Deed Book Volume 6610 page 185, as amended or supplemented by the following:.

a.	Access Way III Cover Agreement between USX Corporation and 500 Grant Street Associates Limited Partnership dated 5/29/1987 and recorded in Deed Book Volume 7921, page 105.

b.	Agreement to Construct and to Lease between USX Corporation and Mellon Bank, N.A. dated 5/29/1987 and recorded in Deed Book Volume 7921, page 177.

c.	License Agreement between USX Corporation and Mellon Bank, N.A. dated 5/29/1987 and recorded in Deed Book Volume 7921, page 189.

d.	Joint Use License Agreement made as of 11/17/1988 and effective 5/29/1987 between USX Corporation and 500 Grant Street Associates Limited Partnership recorded in Deed Book Volume 7925, page 17.

10.	Easement in Lots 1 and 1A in Steel Plaza Plan of Lots Revision No. 1 recorded in Plan Book Volume 124, pages 171 through 174, as reserved in Office of the Recorder of Allegheny County Deed from United States Steel Corporation to 500 Grant Street Associates, Limited Partnership and Mellon Bank, N.A., dated as of 2/1/1983 and recorded on 2/16/1983 in Office of the Recorder of Allegheny County Deed Book Volume 6610, page 155.

SCHEDULE B

Terms and Basic Rent

Terms

The Initial Term shall commence on February 16, 1983 and shall end at midnight of November 29, 1983. The Interim Term shall commence on November 30, 1983 and shall end at midnight on November 30, 1983. The Primary Term shall commence on December 1, 1983 and shall end at midnight on December 31, 2004. The Basic Term shall commence on January 1, 2005 and shall end at midnight on November 30, 2028. The Extended Term shall commence on the day next succeeding the expiration of the Basic Term and shall end at midnight on the day immediately preceding the fifth anniversary of such commencement date.

Basic Rent

For purposes of this Lease, until November 30, 2008, Rental Period shall mean the semi-annual period commencing on the first day of the Primary Term and each semi-annual period thereafter. Beginning on December 1, 2008, Rental Period shall mean the annual period commencing on December 1 and expiring on each November 30 thereafter.

For each Rental Period until the Rental Period commencing December 1, 2008, each installment of Basic Rent set forth in this Schedule B shall be payable in arrears on the last day of each May and November. For the Rental Period commencing December 1, 2008 and each Rental Period subsequent thereto each installment of Basic Rent set forth in this Schedule B shall be payable annually in advance, on the first day of December commencing December 1, 2008.

1.	For the Interim Term, Basic Rent will be as follows and shall be payable on the date set forth below:

Last day of Interim Term	$94,114.33

2.	During the Primary Term, Basic Rent shall be as follows and shall be payable on the dates specified below:

5/31/1984	$9,366,437.50
11/30/1984	$9,366,437.50
5/31/1985	$9,366,437.50
11/30/1985	$9,366,437.50
5/31/1986	$9,366,437.50
11/30/1986	$9,366,437.50
5/31/1987	$9,366,437.50

11/30/1987	$9,366,437.50
5/31/1988	$9,366,437.50
11/30/1988	$9,366,437.50
5/31/1989	$17,230,855.00
11/30/1989	$17,230,855.00
5/31/1990	$17,230,855.00
11/30/1990	$17,230,855.00
5/31/1991	$17,230,855.00
11/30/1991	$17,230,855.00
5/31/1992	$17,230,855.00
11/30/1992	$17,230,855.00
5/31/1993	$17,230,855.00
11/30/1993	$17,230,855.00
5/31/1994	$19,319,428.75
11/30/1994	$19,319,428.75
5/31/1995	$19,319,428.75
11/30/1995	$19,319,428.75
5/31/1996	$19,319,428.75
11/30/1996	$19,319,428.75
5/31/1997	$19,319,428.75
11/30/1997	$19,319,428.75
5/31/1998	$19,319,428.75
11/30/1998	$19,319,428.75
5/31/1999	$24,245,511.25
11/30/1999	$24,245,511.25
5/31/2000	$24,245,511.25
11/30/2000	$24,245,511.25
5/31/2001	$24,245,511.25
11/30/2001	$24,245,511.25
5/31/2002	$24,245,511.25
11/30/2002	$24,245,511.25
5/31/2003	$24,245,511.25
11/30/2003	$24,245,511.25
5/31/2004	$31,461,790.00
11/30/2004	$31,461,790.00

3.	During the Basic Term, Basic Rent shall be as follows and shall be payable on the dates specified below:

5/31/2005	$31,461,790.00
11/30/2005	$31,461,790.00
5/31/2006	$31,461,790.00
11/30/2006	$31,461,790.00
5/31/2007	$31,461,790.00

11/30/2007	$31,461,790.00
5/31/2008	$31,461,790.00
11/30/2008	$31,461,790.00
12/1/2008	$15,000,000.00
12/1/2009	$15,000,000.00
12/1/2010	$15,000,000.00
12/1/2011	$15,000,000.00
12/1/2012	$15,000,000.00
12/1/2013	$15,000,000.00
12/1/2014	$15,000,000.00
12/1/2015	$15,000,000.00
12/1/2016	$15,000,000.00
12/1/2017	$15,000,000.00
12/1/2018	$15,500,000.00
12/1/2019	$15,500,000.00
12/1/2020	$15,500,000.00
12/1/2021	$15,500,000.00
12/1/2022	$15,500,000.00
12/1/2023	$15,500,000.00
12/1/2024	$15,500,000.00
12/1/2025	$15,500,000.00
12/1/2026	$15,500,000.00
12/1/2027	$15,500,000.00

4.	During the Extended Term, Basic Rent shall be determined as follows and shall be payable as indicated below:

Each installment of Basic Rent during the Extended Term is the fair market rental value of the Premises to be determined not earlier than one year prior to, and not later than three months prior to, the commencement of the Extended Term in a manner consistent with the Appraisal Procedure set forth in Section 3.05, and shall be payable annually in advance on the first day of December, commencing December 1, 2028.

SCHEDULE C

CONDEMNATION

For periods 0 through 42, inclusive, the amount determined in accordance with Schedule C shall be the amount equal to the product of $288,075,000.00 (the “Basic Amount”) and the percentage set forth in Column 2 below opposite the period in which the date of purchase occurs. For periods November 30, 2004 through November 30, 2008, inclusive, the amount determined in accordance with Schedule C shall be the amount equal to the product of the Basic Amount and the percentage set forth in Column 2 below opposite the period in which the date of purchase occurs plus the amount set forth in Column 3 opposite the period in which the date of purchase occurs. For periods thereafter, the amount determined in accordance with Schedule C shall be the amount set forth in Column 3 opposite the period in which the purchase occurs.

(For purposes of the preceding paragraph, period 1 shall be the period commencing on the first Payment Date occurring during the Primary Term (May 31, 1984) and ending on and including the day preceding the second Payment Date occurring during the Primary Term (November 29, 1984) and each succeeding period shall be the following period of the Primary Term or Basic Term (as applicable) occurring thereafter commencing on a Payment Date and ending on and including the day immediately preceding the next succeeding Payment Date.)

The amount in column 3 of the following schedule opposite each June 1 commencing June 1, 2009 assumes payment in full by Lessee of the annual installment of Basic Rent due in advance on the previous December 1 and takes into account a credit for Lessee for one-half of such installment of Basic Rent. Upon payment of any such scheduled amount required to be paid, no further credit with respect to such annual installment of Basic Rent is due to Lessee.

Column 1 Period in which Date of Purchase Occurs	Column 2 Applicable Percentage of $288,075,000	Column 3 Dollar Amount
0	100.0000
1	101.7485
2	103.5844
3	105.5120
4	107.5359
5	109.6611

Column 1 Period in which Date of Purchase Occurs	Column 2 Applicable Percentage of $288,075,000	Column 3 Dollar Amount
6	111.8924
7	114.2353
8	116.6953
9	119.2783
10	121.9903
11	122.1080
12	122.2315
13	122.3611
14	122.4973
15	122.6403
16	122.7904
17	122.9480
18	123.1135
19	123.2873
20	123.4697
21	122.9363
22	122.3762
23	121.7881
24	121.1706
25	120.5223
26	119.8415
27	119.1268
28	118.3763
29	117.5882
30	116.7608
31	114.1821
32	111.4744
33	108.6314
34	105.6463

Column 1 Period in which Date of Purchase Occurs	Column 2 Applicable Percentage of $288,075,000	Column 3 Dollar Amount
35	102.5120
36	99.2210
37	95.7655
38	92.1373
39	88.3277
40	84.3277
41	77.6228
42	70.5827
(rental period ending May 30 2005)	63.1908	200,000,000
(rental period ending Nov 30 2005)	55.4293	204,000,000
(rental period ending May 30 2006	47.2800	208,000,000
(rental period ending Nov 30 2006)	38.7232	213,000,000
(rental period ending May 30 2007)	29.7388	217,000,000
(rental period ending Nov 30 2007)	20.3053	221,000,000
(rental period ending May 30 2008)	10.4002	225,000,000
(rental period ending Nov 30 2008)	0.0000	230,000,000
rental period starting Dec 1 2008		230,000,000
rental period starting Jun 1 2009		218,372,936
rental period starting Dec 1 2009		221,798,788
rental period starting Jun 1 2010		210,043,063
rental period starting Dec 1 2010		213,338,235
rental period starting Jun 1 2011		201,449,780

Column 1 Period in which Date of Purchase Occurs	Column 2 Applicable Percentage of $288,075,000	Column 3 Dollar Amount
rental period starting Dec 1 2011		204,610,140
rental period starting Jun 1 2012		192,584,758
rental period starting Dec 1 2012		195,606,043
rental period starting Jun 1 2013		183,439,404
rental period starting Dec 1 2013		186,317,215
rental period starting Jun 1 2014		174,004,853
rental period starting Dec 1 2014		176,734,655
rental period starting Jun 1 2015		164,271,960
rental period starting Dec 1 2015		166,849,071
rental period starting Jun 1 2016		154,231,291
rental period starting Dec 1 2016		156,650,883
rental period starting Jun 1 2017		143,873,113
rental period starting Dec 1 2017		146,130,206
rental period starting Jun 1 2018		133,187,386
rental period starting Dec 1 2018		135,276,840
rental period starting Jun 1 2019		121,655,909
rental period starting Dec 1 2019		123,564,456
rental period starting Jun 1 2020		109,759,779
rental period starting Dec 1 2020		111,481,699
rental period starting Jun 1 2021		97,487,467

Column 1 Period in which Date of Purchase Occurs	Column 2 Applicable Percentage of $288,075,000	Column 3 Dollar Amount
rental period starting Dec 1 2021		99,016,858
rental period starting Jun 1 2022		84,827,077
rental period starting Dec 1 2022		86,157,851
rental period starting Jun 1 2023		71,766,337
rental period starting Dec 1 2023		72,892,212
rental period starting Jun 1 2024		58,292,586
rental period starting Dec 1 2024		59,207,084
rental period starting Jun 1 2025		44,392,764
rental period starting Dec 1 2025		45,089,202
rental period starting Jun 1 2026		30,053,399
rental period starting Dec 1 2026		30,524,879
rental period starting Jun 1 2027		15,260,591
rental period starting Dec 1 2027		15,500,000
rental period starting Jun 1 2028		0
rental period starting Dec 1 2028		0

SCHEDULE D

CASUALTY

The amount in the column entitled “Purchase Price” of the following schedule opposite each June 1 commencing June 1, 2009, assumes payment in full by Lessee of the annual installment of Basic Rent due in advance on the previous December 1 and takes into account a credit for Lessee for one-half of such installment of Basic Rent. Upon payment of any such scheduled amount required to be paid, no further credit with respect to such annual installment of Basic Rent is due to Lessee.

Termination Date	Purchase Price
Dec 1 2008	250,000,000
Jun 1 2009	246,250,000
Dec 1 2009	257,556,250
Jun 1 2010	253,919,594
Dec 1 2010	265,340,888
Jun 1 2011	261,821,001
Dec 1 2011	273,360,816
Jun 1 2012	269,961,228
Dec 1 2012	281,623,147
Jun 1 2013	278,347,494
Dec 1 2013	290,135,206
Jun 1 2014	286,987,234
Dec 1 2014	298,904,543
Jun 1 2015	295,888,111
Dec 1 2015	307,938,933
Jun 1 2016	305,058,017
Dec 1 2016	317,246,387
Jun 1 2017	314,505,083
Dec 1 2017	326,835,159
Jun 1 2018	324,237,686
Dec 1 2018	336,713,752
Jun 1 2019	334,014,458
Dec 1 2019	346,890,925
Jun 1 2020	344,344,289
Dec 1 2020	357,375,703
Jun 1 2021	354,986,339
Dec 1 2021	368,177,384
Jun 1 2022	365,950,044
Dec 1 2022	379,305,545
Jun 1 2023	377,245,128
Dec 1 2023	390,770,055
Jun 1 2024	388,881,606
Dec 1 2024	402,581,080

D-1

Jun 1 2025	400,869,796
Dec 1 2025	414,749,093
Jun 1 2026	413,220,330
Dec 1 2026	427,284,885
Jun 1 2027	425,944,158
Dec 1 2027	440,199,570
Jun 1 2028	439,052,564
Dec 1 2028	453,504,602

D-2

Schedule E

Form of Lessor Recognition Agreement

shall include without limitation the following provisions:

The subtenant pursuant to a Qualifying Sublease shall attorn to and recognize Lessor as sublandlord under such Qualifying Sublease. Upon the attornment and recognition referred to in this agreement, the Qualifying Sublease shall continue in full force and effect as, or as if it were, a direct lease between Lessor and Subtenant upon all of the then executory terms, conditions and covenants (except as provided below with respect to basic rent) as are set forth in the Qualifying Sublease, except that Lessor shall not be (i) liable for any act, omission or default of any prior sublessor under the Qualifying Sublease or for the return of any security deposit unless actually received by Lessor; (ii) subject to any offsets, claims or defenses which Subtenant might have against any prior sublessor under the Qualifying Sublease; (iii) bound by any fixed annual rent or Additional Rent which Subtenant might have paid to any prior sublessor for more than one month in advance; (iv) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof demised by the Qualifying Sublease or to pay any sums to subtenant or to provide any work allowance or contribution in connection therewith; (v) bound by any obligation to make any payment to Subtenant; (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of the Qualifying Sublease made without the written consent of Lessor, which consent may be withheld or delayed in Lessor’s sole discretion; or (vii) bound by any agreement to provide a free rent period under the Qualifying Sublease. Subtenant shall agree not to enter into any modification, amendment or abridgement of such Qualifying Sublease or any cancellation or surrender of the same without Lessor’s prior written consent, which consent may be withheld or delayed in Lessor’s sole discretion.

Notwithstanding the foregoing provisions, if Lessor, acting in good faith, determines that it is economically imprudent to continue to operate the Building and that, accordingly, Lessor intends to cease operating the Building upon the surrender by all occupants of the Building of their premises therein, Lessor, upon at least 90 days’ advance notice to Subtenant, may terminate the Qualifying Sublease and, upon such termination, the Subtenant shall vacate and surrender the subleased premises in the condition required by the Qualifying Sublease. Lessor, however, shall not have the termination right described in the preceding sentence as long as at least 500,000 square feet of the Building continues to be occupied by subtenants pursuant to Qualifying Subleases.

E-1